Exhibit 4.01

AMERITYRE CORPORATION

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
2013 SERIES CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, et seq., Amerityre Corporation (the “Corporation”), hereby adopts the following Designation of Rights, Privileges, and Preferences of 2013 Series Convertible Preferred Stock (the “Designation”):

FIRST:  The name of the Corporation is Amerityre Corporation.

SECOND:  The following resolution establishing a series of preferred stock designated as the “2013 Series Convertible Preferred Stock,” consisting of 2,000,000 shares, par value $0.001, was duly adopted by the Corporation’s board of directors on December 13, 2013, in accordance with the Corporation’s articles of incorporation and the corporation laws of the state of Nevada:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the “2013 Series Convertible Preferred Stock,” consisting of 2,000,000 shares, par value $0.001 (referred to herein as the “Preferred Stock”), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

1.           Liquidation.

1.01           In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the Corporation’s assets available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount per share in cash equal to the original issuance price of $1.00 per share, subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof.  No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

1.02           If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the Corporation’s assets available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 1.01, the Corporation’s assets available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

2.           Dividends.  The Corporation shall pay a quarterly cash dividend on the shares of Preferred Stock at the rate of one and one-quarter percent (1.25%) of the original issuance price of $1.00 per share per fiscal quarter, payable if, as, and when declared by the Corporation, on the 45th day of the succeeding quarter or, if such day is a legal holiday in the state of Nevada, on the next succeeding business day.  The quarterly dividend periods shall commence on January 1, April 1, July 1, and October 1 of each year and shall end on and include the day next preceding the first date of the next quarterly dividend period; provided, however, that the first quarterly dividend period shall begin on the date the Preferred Stock is issued and shall end as provided above.  Dividends not paid respecting any period shall cumulate and be payable at the next successive dividend payment date(s) until paid.

3.           Conversion.

3.01           Each share of Preferred Stock is convertible into shares of common stock at the times, in the manner, and subject to the conditions provided in this Section 3; provided, that the Corporation shall have available shares of common stock that are authorized, unissued, and not reserved for any other event or contingency, in an amount sufficient to convert the shares of Preferred Stock proposed for conversion.  Subject to the foregoing, the Preferred Stock may be converted, in whole or in part, at any time or from time to time, provided that at least 10,000 shares of Preferred Stock are converted at any one time (except for the conversion of the last shares).

3.02           Subject to the limitations in subsection 3.06, each share of Preferred Stock may be converted:

(a)           at any time at the election of the holder; and

(b)           automatically on the date that is six years after the date of original issuance of the Preferred Stock.

Conversion shall be effective on the presentation and surrender, at the Corporation’s principal office, of the certificate representing the shares of Preferred Stock, duly endorsed, with written instructions specifying the number of shares of Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the common stock issuable on conversion are to be issued.

3.03           Each share of Preferred Stock shall be convertible into 10 shares of common stock (the “Conversion Rate”).  The date of conversion (the “Conversion Date”) shall be the date of receipt by the Corporation of one or more stock certificates representing the shares of Preferred Stock being converted with the conversion certificate thereon duly executed.  The Corporation shall, within five business days after the Conversion Date, deliver or cause to be delivered by overnight courier one or more stock certificates representing the number of shares of common stock into which shares of Preferred Stock were converted in accordance herewith, together with one or more certificates representing the remaining number of shares of Preferred Stock not being converted thereby, if any.  The Conversion Rate shall be subject to adjustment pursuant to subsection 3.04.

3.04           In order to prevent dilution of the rights granted hereunder, the Conversion Rate shall be subject to adjustment from time to time in accordance with this subsection 3.04.

(a)           In the event the Corporation shall declare a stock dividend or make any other distribution on any capital stock of the Corporation payable in common stock, options to purchase common stock, or securities convertible into common stock, or the Corporation shall at any time subdivide (other than by means of a dividend payable in common stock) its outstanding shares of common stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the Preferred Stock shall be entitled to receive the kind and number of shares of common stock or other securities of the Corporation that they would have owned or have been entitled to receive, after the happening of any of the events described above, had such shares of Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto.  An adjustment made pursuant to this subsection (a) shall become effective immediately after the effective date of such event, retroactive to the record date for such event.

(b)           If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of the Corporation’s assets to another corporation shall be effected in such a way that holders of common stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for common stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Preferred Stock shall thereafter have the right to acquire and receive on conversion of the Preferred Stock such shares of stock, securities, or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of common stock as would have been received on conversion of the Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale.  In any such case, appropriate provision shall be made respecting the rights and interests of the holders of the Preferred Stock to the end that the provisions hereof (including provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities, or assets thereafter deliverable on the conversion of the Preferred Stock.  In the event of a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of its assets as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of common stock outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of common stock, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of common stock.  The Corporation will not effect any such consolidation, merger, or sale unless, prior to the consummation thereof, the successor corporation resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Preferred Stock, at the last address of each such holder appearing on the Corporation’s books, the obligation to deliver to each such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire on conversion of Preferred Stock.

(c)           No adjustment shall be made in the Conversion Rate of the number of shares of common stock issuable on conversion of Preferred Stock solely as a result of:

(i)           the offer and sale of any shares of Preferred Stock, common stock, or other securities convertible or exercisable into shares of common stock;

(ii)           the issuance of any common stock, securities, or assets on conversion or redemption of shares of Preferred Stock;

(iii)           the issuance of any shares of common stock, securities, or assets on account of the antidilution provisions set forth in this subsection 3.04, other than as heretofore provided in this subsection 3.04;

(iv)           the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or

(v)           the sale or exchange by the Corporation for cash or other property of any common stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase common stock or Preferred Stock of the Corporation.

3.05           The Corporation covenants and agrees that:

(a)           The shares of common stock, securities, or assets issuable on any conversion of any shares of Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date such person shall be deemed for all purposes to have become the record holder of such common stock, securities, or assets.

(b)           All shares of common stock or other securities that may be issued on any conversion of the Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.  Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued common stock or other securities acquirable on any conversion of the Preferred Stock is at all times sufficient to render the common stock issued upon conversion as fully paid and nonassessable.

(c)           The issuance of certificates for common stock or other securities on conversion of the Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Preferred Stock and the related issuance of common stock or other securities.

(d)           The number of shares of common stock issuable upon conversion of the Preferred Stock hereunder shall at all times and under all circumstances be fully and validly reserved from the Corporation’s authorized and unissued shares of common stock for issuance therefor.

(e)           Upon conversion, the Corporation shall issue one or more certificates in such denominations and in such registered names as the holder may specify.

(f)           The Corporation shall not, without the prior consent of the holders of a majority of the outstanding Preferred Stock, increase the Corporation’s authorized common stock to more than 75,000,000 shares for so long as any Preferred Stock is outstanding.

3.06           Limitation on Conversions.  No holder of the Preferred Stock that is subject to the Investment Company Act of 1940 shall be permitted to convert any the Preferred Stock to the extent that after giving effect to such conversion the holder, together with any “affiliate” (as defined in Rule 144 of the Securities Act of 1933, as amended,) thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 4.99% of the number of shares of the Corporation’s common stock outstanding immediately after giving effect to such conversion.  If the holder has delivered Preferred Stock for conversion that would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the holder of this fact and shall honor the conversion for the maximum amount permitted to be converted on such Conversion Date in accordance with this subsection 3.06.

4.           Redemption.

4.01           Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of Preferred Stock on the terms and conditions provided in this Section 4 at any time after four years following the original issuance date of the Preferred Stock, provided that on the Redemption Date (as defined below) the Corporation shall have available shares of common stock that are authorized, unissued, and not reserved for any other event or contingency, in an amount sufficient to convert the shares of Preferred Stock proposed for conversion.

4.02           Shares of Preferred Stock are subject to redemption, subject to prior conversion by the holder of such Preferred Stock, provided that on the Redemption Date, the shares of common stock issuable on such conversion are then eligible for immediate resale without restriction under the Securities Act of 1933, as amended, either because they are eligible for sale without meeting the conditions of Rule 144 in accordance with the provisions of Rule 144(b)(1), or similar successor rule, or because such resale is covered by an effective registration statement under the Securities Act.

4.03           The Corporation shall provide to the holders of the Preferred Stock not less than 30 days’ written notice of the proposed redemption, specifying the date on which the Preferred Stock shall be redeemed (the “Redemption Date”).  Subsequent to notice of redemption and prior to the Redemption Date, shares of Preferred Stock may still be converted pursuant to Section 3.  The Corporation may redeem a portion or all of the issued and outstanding shares of Preferred Stock; provided, that in the event that less than all of the outstanding shares of Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of Preferred Stock held by each holder reflected on the stock records and the total number of shares of Preferred Stock outstanding.

4.04           The redemption consideration for each share of Preferred Stock shall be an amount equal to the $1.00 per share original issuance price plus the amount of all accrued but unpaid dividends, subject to adjustment in accordance with the provisions of Section 3 (the “Redemption Consideration”).

4.05           Redemption of the Preferred Stock shall be made in the following manner:

(a)           The Corporation shall notify the transfer agent of the common stock (the “Transfer Agent”) of the Corporation’s intention to redeem the Preferred Stock.  Such notice shall include a list of all holders of Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of Preferred Stock to be redeemed and the manner in which the Redemption Consideration is to be paid.

(b)           On the Redemption Date, all shares of Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to Section 2.  The holder of any shares of Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for delivery of the Redemption Consideration.  On such surrender, the Corporation shall cause to be issued and delivered payment in full to the holder of the Preferred Stock redeemed.

5.           Voting Rights.

5.01           The Preferred Stock shall not be voted on any matter submitted to the stockholders for consideration, except to the extent that the consent of the holders of the Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended.  Notwithstanding the foregoing, the holders of the Preferred Stock shall vote as a separate class in the percentage required by statute on any resolution proposed for adoption by the stockholders of the Corporation that seeks to: (a) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Preferred Stock respecting the payment of dividends or the distribution of assets upon dissolution, liquidation, or winding up of the Corporation or that may be convertible into any class of shares ranking senior to the Preferred Stock for participation in dividends or the distribution of assets on dissolution, liquidation, or winding up; or (b) amend, alter, or repeal the provisions of the Corporation’s articles of incorporation or this Designation, so as to adversely affect any right, preference, privilege, or voting power of the Preferred Stock or the holders thereof.  In addition, without the approval of holders of at least a majority of the issued and outstanding shares of Preferred Stock, the Corporation shall not become subject to any restriction on the Preferred Stock other than restrictions arising under the general corporation laws of the state of Nevada or existing under the Corporation’s articles of incorporation as in effect on the date of this Designation.  When entitled to vote in accordance with the foregoing, each holder of Preferred Stock shall be entitled to such number of votes respecting each share of such stock held by such holder that would be appurtenant to the common stock issuable upon conversion respecting such stock.

5.02           No change in the provisions of the Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

6.           Additional Provisions.

6.01           Subject to the limitations imposed by any applicable federal or state securities laws, the Preferred Stock shall be freely transferable by the holder.  A share of Preferred Stock shall be transferable on the books of the Corporation maintained at its principal office on delivery thereof, duly endorsed by the holder or by holder’s duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof duly certified, shall be deposited and remain with the Corporation.  In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion.  On any registration or transfer, the Corporation shall deliver a new certificate representing the shares of Preferred Stock so transferred to the person entitled thereto.

6.02           The Corporation shall not be required to issue any fractional shares of common stock on the conversion of any share of Preferred Stock.  If any fraction of a share of common stock would, except for the provisions of this subsection 6.02, be issuable on the conversion of any share of Preferred Stock, the Corporation shall round the number of shares to the nearest whole number of shares.

6.03           Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first-class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 2013 Convertible Preferred Stock of the Corporation has been executed this 13th day of December, 2013.

AMERITYRE CORPORATION

By: /s/ Lawrence Wayne Arnett
Lawrence Wayne Arnett, Secretary